Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management and

Member of iCap Vault 1, LLC

Opinion on the Financial Statement

We have audited the accompanying Historical Summary of Revenue and Direct Operating Expenses (the “Historical Summary”) of the property (the “VH Willows Property”) as described in Note 1 for the year ended December 31, 2020 and the related notes (collectively referred to as the financial statement). In our opinion, the financial statement presents fairly, in all material respects, the revenue and direct operating expenses described in Note 1 of the VH Willows Property for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 1, the financial statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the VH Willows Property’s revenue and expenses. Our opinion is not modified with respect to this matter.

Basis for Opinion

This financial statement is the responsibility of VH Willows Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to VH Willows Property in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We have served as VH Willows Property’s auditor since 2021.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
December 7, 2021

Historical Summaries of Revenue and Operating Expenses of the

VH Willows Property (as described in Note 1)

For the Three Months Ended March 31, 2021 (unaudited) and the Year Ended December 31, 2020

	Three Months Ended March 31, 2021 (unaudited)	Year Ended December 31, 2020

Revenue
Rental income	$47,775	$140,846
Reimbursed costs	1,982	3,595

Total revenue	49,757	144,441

Operating expenses	20,023	32,223

Revenue in excess of Operating Expenses	$29,734	$112,218

See notes to Historical Summaries of Revenue and Operating Expenses

Notes to Historical Summaries of Revenue and Operating Expenses of the

VH Willows Property (as described in Note 1)

1. Basis of Presentation

Vault Holding, LLC (Vault), a wholly owned subsidiary of iCap Vault 1, LLC (the Company) acquired six townhomes (VH Willows Property) from an affiliate during April and May 2021 for cash of $3.4 million. The affiliate from which the property was acquired is iCap Investments, LLC (Investments)

The accompanying Historical Summaries of Revenue and Operating Expenses (the “Historical Summaries”) have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the VH Willows Property revenue and expenses. The Historical Summaries have been prepared on the accrual basis of accounting and as such, requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the period presented. Actual results may differ from those estimates.

The unaudited interim Historical Summary of Revenue and Operating Expenses for the period January 1, 2021 through March 31, 2021, was prepared on the same basis as the Historical Summary of Revenue and Operating Expenses for the year ended December 31, 2020, and reflects all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management necessary for a fair presentation of the results of the unaudited interim period. The results of the unaudited interim period are not necessarily indicative of the expected results for the entire fiscal year.

2. Summary of Significant Accounting Policies

Revenue and Expense Recognition:

Rental income is recorded when earned based on the terms of the underlying leases. Rental income may include reimbursements from lessees for applicant screening, cleaning and other non-refundable fees. Such income, along with the associated expense, is recognized when earned.

General and administrative expenses include management fees, commissions, property taxes, homeowners’ association charges, utilities and other costs associated with maintaining the rental properties. Cost of operations and general and administrative expense are expensed as incurred. In some circumstances, management must estimate costs based on historical trends when bills or assessments have not been received or such bills and assessments are in dispute.

Operating Expenses:

Operating expenses exclude certain costs that may not be comparable to the future operations of the VH Willows Property. Excluded items primarily consist of interest expense, depreciation and amortization and other expenses not related to the future operations of the VH Willows Property.

Capital Improvements and Repairs and Maintenance

Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repair and maintenance costs are expensed as incurred.

Income Taxes

The Company is a limited liability company and is not taxable for federal and most state income tax purposes. As a result, earnings or losses for federal and most state purposes are included in the tax returns of the sole member. Therefore, no provision or liability for income taxes has been included in the accompanying Historical Summaries.

Use of Estimates

The preparation of the Historical Summaries in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Historical Summaries and accompanying notes. Actual results could differ from those estimates.

3. Commitments and Contingencies

Management conducts environmental investigations in connection with property acquisitions. Management is not aware of any environmental contamination of the VH Willows Property that individually or in the aggregate would be material to the Company’s overall business, financial condition, or results of operations.

4. Subsequent Events

Management of the Company evaluated subsequent events through December 7, 2021, the date the financial statements were available to be issued.